Exhibit 99.1

ENERGEN CORPORATION 605 Richard Arrington Jr. Blvd. N. Birmingham, AL 35203-2707
For Release: 6:00 a.m. ET	Contacts:	Julie S. Ryland
Tuesday, May 8, 2018		205.326.8421

PRODUCTION BEATS 1Q18 GUIDANCE MIDPOINT BY 4%

Gen 3 Delaware Basin Wells Continue to Outperform

First Gen 3 Cline Wells in Midland Basin Generate Excellent Results

Commodity and Differential Hedges Added in 2018 and 2019 to Help Mitigate Risk

****NOTE: 1Q18 conference call slides available at www.energen.com****

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) (“Energen” or the “company”) today announced financial and operating results for the first quarter ended March 31, 2018.

FINANCIAL AND OPERATING HIGHLIGHTS

CY18 OFF TO EXCELLENT START IN 1Q

•	Total production of 92.9 mboepd surpasses guidance midpoint by 4% primarily due to well outperformance

•	Oil production of 55.4 mbopd exceeds top end of 1Q18 guidance range – up 5% from midpoint

•	Per-unit net SG&A expense of $2.66/boe beats guidance midpoint by 11%

•	Adjusted EBITDAX totaled $240.6 million, exceeding internal expectations by ≈10%

•	>70% of estimated oil production (at guidance mdpt) for ROY hedged as well as ≈58% of the basis differential

•	Bolt-on acquisitions in 1Q18 add ≈1,100 net leasehold acres for ≈$18 million

STRONG EXECUTION SHOWCASED IN 1Q18

•	25 gross (23 net) wells turned to production in 1Q18 as efficiencies help drive above-budget pace

•	8 new Gen 3 Wolfcamp wells in Delaware Basin deliver average peak 24-hour IP rates of >440 boepd/1,000’

•	Performance of new Gen 3 Wolfcamp wells in central Midland Basin in line with type curve

•	First Gen 3 Cline tests generate excellent results in north and central Midland Basin

Comments from the CEO

“In the first quarter of 2018, Energen built on the strong execution, growth, and financial strength it demonstrated in 2017,” said James McManus, Energen’s chairman and chief executive officer. “Our Generation 3 completions continued to drive production outperformance and, in combination with execution excellence, resulted in wells being placed on production earlier than planned. Additionally, our first Gen 3 completions on two Cline wells in different areas of the Midland Basin are delivering exciting results.

“We are pleased to report that we have all of the rigs and services lined up to execute on our 2018 drilling and development plans. We have strong arrangements in place to provide flow assurance for our oil and gas production. And we have high-quality, oil-focused assets with attractive rates of return and an outstanding balance sheet,” McManus added. “In short, we are extremely pleased with our performance in the quarter and confident that Energen is well-positioned to continue delivering strong results and creating shareholder value.”

1Q18 Operations Update

Energen’s production in 1Q18 totaled 92.9 mboepd, or 4 percent higher than the guidance midpoint of 89.5 mboepd; this primarily was due to the outperformance of wells. A secondary contributor was wells being placed on production ahead of schedule but generally late in the quarter. Energen turned to production 15 gross (13 net) wells in the Midland Basin and 10 gross (10 net) wells in the Delaware Basin as compared to guidance of 9 gross (8 net) wells and 4 gross (4 net) wells, respectively. Energen’s oil production in 1Q18 totaled 55.4 mbopd, or 5 percent higher than the guidance midpoint of 53.0 mbopd.

1Q18 Production (mboepd)

Commodity	1Q18
	Actual	Guidance Mdpt	% Δ
Oil	55.4	53.0	5
NGL	18.2	17.5	4
Natural Gas	19.3	19.0	2
Total	92.9	89.5	4

Note: Totals above may not sum due to rounding.

1Q18 Wells Turned to Production

Area	# Wells		Avg. Completed Lateral Length	Avg. Peak 24-Hr IP			Avg. Peak 30-Day IP
				Boepd	Boepd/ 1,000’	% Oil	Boepd	Boepd/ 1,000’	% Oil
Delaware Basin[1]	8	Wolfcamp A (3) Wolfcamp B (4) Wolfcamp BC (1)	5,529	2,440	441	53%	1,669*	392*	58%*
N. Midland Basin[2]	1	Wolfcamp B	11,053	1,930	175	88%
N. Midland Basin	1	Cline	7,531	1,593	212	87%
C. Midland Basin	11	Wolfcamp A/B	8,736	1,600	188	81%	1,186	136	75%
C. Midland Basin[3]	1	Cline	6,572	2,318	353	69%	1,233	188	65%
[1]	Excludes 1 well for which there is insufficient production history and 1 test well
*	30-day peak data for 5 wells with sufficient production history
[2]	Excludes 2 wells (a Lower Spraberry and a Jo Mill) for which there is insufficient production history
[3]	Turned to production in late 4Q17 but not previously disclosed due to timing of first production

Of the wells placed on production in 1Q18, 40 percent (all of which are in the Midland Basin) are multi-zone pattern wells completed in batches at original reservoir pressure. During 1Q18, Energen utilized an average of 6-7 horizontal drilling rigs and an average of 4 frac crews. The company currently is running 10 drilling rigs and 4 frac crews, with a 5th frac crew scheduled to begin work in the Midland Basin this summer.

Among the operating highlights in the quarter was a 9,350’ lateral Wolfcamp A in the Delaware Basin that was drilled in a record 22 days from spud to total depth. The company also placed on production its longest completed lateral length wells to date: 11,574’ in the Delaware Basin and 11,053’ in the Midland Basin. In addition, drilling and completion down time continued to decline.

1Q18 Financial Results

For the 3 months ended March 31, 2018, Energen reported GAAP net income from all operations of $118.9 million, or $1.22 per diluted share. Adjusting for non-cash items, including a $14.6 million gain on mark-to-market derivatives, a $26.0 million gain associated with a property trade, and $1.1 million miscellaneous loss, Energen had adjusted income in 1Q18 of $79.4 million, or $0.81 per diluted share. This compares with an adjusted loss in 1Q17 of $(12.4 million), or $(0.13) per diluted share. [See “Non-GAAP Financial Measures” beginning on p. 8 for more information and reconciliation.]

Energen’s adjusted 1Q18 earnings exceeded internal expectations by $0.16 per diluted share largely due to substantially higher production and realized commodity prices. The company’s adjusted EBITDAX totaled $240.6 million in 1Q18 and exceeded internal expectations by approximately 10 percent. In the same period a year ago, Energen’s adjusted EBITDAX totaled $95.6 million. [See “Non-GAAP Financial Measures” beginning on p. 8 for more information and reconciliation.]

Drilling and development capital invested in 1Q18 totaled $236 million. Energen also invested some $18 million for approximately 1,100 net acres of unproved leasehold, primarily in the Delaware Basin. Including lease renewals, FF&E, and other miscellaneous items, total capital spending in 1Q18 totaled approximately $260 million.

1Q18 Expenses

Per BOE, except where noted	1Q18
	Actual	Guidance Midpoint	% Δ
LOE (production costs, marketing & transportation)	$6.30	$6.30	—
Production & ad valorem taxes (% of revenues excl. hedges) (% OF UNHEDGED REVENUES)	6.3%	6.4%	NM
DD&A	$14.72	$14.95	(2)
SG&A	$2.66	$3.00	(11)
Exploration (incudes seismic, delay rentals, etc.)	$0.14	$0.18	(22)
Effective tax rate (%)	23%	23%	—

1Q18 Average Realized Prices

Commodity	With Hedges	W/O Hedges
Oil (per barrel)	$57.65	$60.99
NGL (per gallon)	$0.44	$0.50
Natural Gas (per mcf)	$1.92	$1.89

NOTE: Average prices for oil are net of transportation costs. Average prices for NGLs and natural gas in 1Q18 were impacted by the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), which requires certain transportation, gathering, processing, and compression fees paid to be recorded as a deduction to revenues. Prior to 2018, certain of these fees were recorded as gathering and transportation, which are included in lease operating expenses. Additional information can be found in the Company’s Form 10-Q filing with the SEC for the three months ending March 31, 2018, expected to be filed May 9, 2018.

Liquidity and Leverage Update

As of March 31, 2018, Energen had cash of $0.6 million, long-term debt of $528.0 million, and line of credit borrowings of $228.0 million. The company estimates that its total net debt-to-adjusted EBITDAX at year end will range from 0.9x - 1.1x.

Effective April 30, 2018, as part of the spring redetermination process for its secured credit facility, the aggregate commitments for the line of credit increased from $1.05 billion to $1.25 billion and the borrowing base was raised from the $1.7 billion to $2.15 billion. Along with the renewal, the term of the line of credit was extended to April 2023. No changes were made to the financial covenants of the credit facility.

2018 Overview

Estimated total capital spending for drilling and development activities in 2018 remains unchanged from prior guidance of $1.1 billion to $1.3 billion. Drilling and development capital in 2Q18 is estimated to range from $300 million to $330 million. The company’s 2018 drilling and completion plans have been adjusted to reflect increased working interests and longer lateral lengths. The company expects to drill approximately 128 gross/117 net horizontal wells in 2018 and complete approximately 123 gross/114 net horizontal wells, including 30 gross/28 net year-end 2017 drilled but uncompleted wells (DUCs). The average lateral length of wells scheduled for completion in 2018 (including known completed lateral lengths) is 8,000’; and the working interest of completed wells in 2018 has increased to approximately 92 percent.

The company estimates its YE18 DUCs will total approximately 35 gross/32 net. Energen also plans to drill 7 gross/7 net vertical wells in the Midland Basin and complete 6 gross/6 net of them.

2018 Production Guidance

Estimated 2018 production guidance of 92.0 – 99.0 mboepd reflects the impact of 1Q18 actual results, while guidance ranges for the rest of the year remain unchanged.

	1Q18a	2Q18e	3Q18e	4Q18e	CY18e
Oil	55.4	51.5 - 54.5	54.0 - 57.0	65.0 - 68.0	56.0 - 59.0
NGL	18.2	17.0 - 19.0	16.5 - 18.5	18.0 - 20.0	17.0 - 19.0
Gas	19.3	19.0 - 21.0	19.0 - 21.0	20.0 - 22.0	19.0 - 21.0
Total	92.9	87.5 - 94.5	89.5 - 96.5	103.5 - 110.5	92.0 - 99.0

Note: Totals in production table above may not sum due to rounding.

2018 First Production/Flow back (Operated Horizontal Wells – Gross/Net)

	1Q18a	2Q18e	3Q18e	4Q18e	CY18e
Midland Basin	15/13	10/9	20/20	20/17	65/59
Delaware Basin	10/10	8/6	9/8	22/21	49/46

NOTE: Totals may not sum due to rounding

CY18 Operating Expenses

Per BOE, except where noted	1Q18a	2Q18e	3Q18e	4Q18e	CY18e
LOE	$6.30	$6.80 - $7.00	$6.50 - $6.70	$6.10 - $6.30	$6.40 - $6.60
Prod. & ad valorem taxes*	6.3%	6.2%	6.2%	6.2%	6.2%
DD&A expense	$14.72	$14.75 - $15.25	$14.15 - $14.65	$13.40 - $13.90	$14.15 - $14.65
SG&A, net	$2.66	$2.50 - $2.90	$2.30 - $2.70	$1.80 - $2.20	$2.30 - $2.70
Exploration expense	$0.14	$0.15 - $0.20	$0.15 - $0.20	$0.15 - $0.20	$0.15 - $0.20
Effective tax rate (%)	23%	22% - 24%	22% - 24%	22% - 24%	22% - 24%

* % of revenues, excluding hedges

LOE per boe in CY18 is estimated to range from $5.20-$5.40 in the Midland Basin, $5.25-$5.45 in the Delaware Basin, and $21.00-$21.20 in the Central Basin Platform/Northeast Shelf areas (“Platform”). Net SG&A per boe in CY18 is estimated to be comprised of cash of $1.90-$2.10 per boe and non-cash, equity-based compensation of $0.40-$0.60 per boe.

Hedges

Since reporting year-end 2018 results, Energen has continued to increase its hedge position in 2018 and 2019 to further mitigate commodity price and basis differential risks. For the last 9 months of 2018, approximately 72 percent of the company’s estimated oil production of 16.0 mmbo (at guidance midpoint) is hedged as well as approximately 49 percent of its estimated NGL production and approximately 24 percent of its estimated natural gas production. Energen also has hedged the Midland to Cushing differential on 9.2 mmbo, or approximately 58 percent of its estimated oil production, at an average price of $(1.37) per barrel. The company’s natural gas hedges cover both the commodity and the basis.

Energen’s total oil hedge position for the remainder of 2018 is as follows:

Oil	Hedge Volumes	Avg. NYMEX Price
Swaps	1.4 mmbo	$60.24 per barrel
Three way Collars¹	10.1 mmbo
Call Price		$60.04 per barrel
Put Price		$45.47 per barrel
Short Put Price		$35.47 per barrel

¹

When the NYMEX price is above the call price, Energen receives the call price; when the NYMEX price is between the call price and the put price, Energen receives the NYMEX price; when the NYMEX price is between the put price and the short put price, Energen receives the put price; and when the NYMEX price is below the short put price, Energen receives the NYMEX price plus the difference between the put price and the short put price.

Energen’s total natural gas and NGL hedge positions for the remainder of 2018 are as follows:

Commodity	Hedge Volumes	Production Guidance	% Hedged	Avg. Price
NGL	102.1 mm gallons	209.8 mm gallons	49%	$ 0.61 per gallon
Natural gas	8.1 bcf	33.6 bcf	24%	$1.98 per Mcf

Note: The average price reflected for natural gas represents a basin-specific net Permian price

2Q18 Hedges

For the three months ended June 30, 2018, approximately 77 percent of the company’s estimated oil production of 4.8 mmbo (at guidance midpoint) is hedged as well as approximately 49 percent of its estimated NGL production and approximately 25 percent of its estimated natural gas production. Energen has hedged the Midland to Cushing differential on 2.9 mmbo, or approximately 60 percent of its estimated oil production, at an average price of $(1.19) per barrel. The company’s natural gas hedges cover both the commodity and the basis.

Oil	Hedge Volumes	Avg. NYMEX Price
Swaps	0.4 mmbo	$60.17 per barrel
Three way Collars	3.4 mmbo
Call Price		$60.04 per barrel
Put Price		$45.47 per barrel
Short Put Price		$35.47 per barrel

Energen’s total natural gas and NGL hedge positions for 2Q18 are as follows:

Commodity	Hedge Volumes	Production Guidance	Hedge%	Avg. Price
NGL	34.0 mm gallons	68.8 mm gallons	49%	$0.61 per gallon
Natural Gas	2.7 bcf	10.9 bcf	25%	$1.98 per mcf

Note: The average price reflected for natural gas represents a basin-specific net Permian price

The company’s average realized prices in the last nine months of 2018 (and in 2Q18) will reflect commodity and basis hedges, oil transportation charges of approximately $1.95 per barrel, NGL transportation and fractionation fees of approximately $0.14 per gallon, and basis differentials applicable to unhedged production. Natural gas and NGL production are also subject to percent of proceeds contracts of approximately 85%.

The assumed gas basis is $(1.40) per Mcf for the rest of 2018 and $(1.33) per Mcf for 2Q18. The assumed per-unit Midland to Cushing basis differentials for unhedged sweet and sour production for the rest of the year are $(4.60) and $(6.17), respectively, and $(2.91) and $(3.39), respectively, for 2Q18. Energen’s assumed commodity prices for unhedged volumes for the last nine months of 2018 are: $65.00 per barrel of oil, $0.70 per gallon of NGL, and $2.85 per Mcf of gas (May-December).

Estimated Price Realizations (pre-hedge):

	2Q18	ROY 2018
Crude oil (% of NYMEX/WTI)	93	91
NGL (after T&F) (% of NYMEX/WTI)	31	31
Natural gas (% of NYMEX/Henry Hub)	38	36

2019 Hedges

Energen’s total oil hedge position for 2019 is as follows:

Oil	2019 Hedge Volumes	Avg. NYMEX Price
Swaps	3.6 mmbo	$57.28 per barrel
Three-way Collars	5.8 mmbo
Call Price		$61.65 per barrel
Put Price		$45.94 per barrel
Short Put Price		$35.94 per barrel

Energen’s NGL hedge position for 2019 is as follows:

Commodity	Hedge Volumes	Avg. Price
NGL	85.7 mm gallons	$0.64 per gallon

Energen also has hedged the Midland to Cushing differential on 6.8 million barrels of its estimated 2019 oil production at an average price of $(1.11) per barrel.

Supplemental Slides and Conference Call

1Q18 supplemental slides associated with Energen’s quarterly release and conference call are available at www.energen.com. Energen will hold its quarterly conference call Tuesday, May 8, at 8:30 a.m. ET. Investment community members may participate by calling 1-877-407-8289 (reference Energen earnings call). A live audio Webcast of the program as well as a replay may be accessed via www.energen.com.

Energen Corporation is an oil-focused exploration and production company with operations in the Permian Basin in west Texas and New Mexico. For more information, go to www.energen.com.

FORWARD LOOKING STATEMENTS: All statements, other than statements of historical fact, appearing in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements about our expectations, beliefs, intentions or business strategies for the future, statements concerning our outlook with regard to the timing and amount of future production of oil, natural gas liquids and natural gas, price realizations, the nature and timing of capital expenditures for exploration and development, plans for funding operations and drilling program capital expenditures, the timing and success of specific projects, operating costs and other expenses, proved oil and natural gas reserves, liquidity and capital resources, outcomes and effects of litigation, claims and disputes and derivative activities. Forward-looking statements may include words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “foresee”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “seek”, “will” or other words or expressions concerning matters that are not historical facts. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. Except as otherwise disclosed, the forward-looking statements do not reflect the impact of possible or pending acquisitions, investments, divestitures or restructurings. The absence of errors in input data, calculations and formulas used in estimates, assumptions and forecasts cannot be guaranteed. We base our forward-looking statements on information currently available to us, and we undertake no obligation to correct or update these statements whether as a result of new information, future events or otherwise. Additional information regarding our forward-looking statements and related risks and uncertainties that could affect future results of Energen, can be found in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website - www.energen.com.

CAUTIONARY STATEMENTS: The SEC permits oil and gas companies to disclose in SEC filings only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. Outside of SEC filings, we use the terms “estimated ultimate recovery” or “EUR,” reserve or resource “potential,” “contingent resources” and other descriptions of volumes of non-proved reserves or resources potentially recoverable through additional drilling or recovery techniques. These estimates are inherently more speculative than estimates of proved reserves and are subject to substantially greater risk of actually being realized. We have not risked EUR estimates, potential drilling locations, and resource potential estimates. Actual locations drilled and quantities that may be ultimately recovered may differ substantially from estimates. We make no commitment to drill all of the drilling locations that have been attributed these quantities. Factors affecting ultimate recovery include the scope of our on-going drilling program, which will be directly affected by the availability of capital, drilling, and production costs, availability of drilling and completion services and equipment, drilling results, lease expirations, regulatory approvals, and geological and mechanical factors. Estimates of unproved reserves, type/decline curves, per-well EURs, and resource potential may change significantly as development of our oil and gas assets provides additional data. Additionally, initial production rates contained in this news release are subject to decline over time and should not be regarded as reflective of sustained production levels.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.